UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 15, 2011

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation

On November 15, 2011, AeroGrow International, Inc. (the “Company”) closed on the private sale of $82,500 in Series 2011CC 17% secured promissory notes (the “November Closing”) backed by a portion of the Company’s prospective credit card receipts, (the “Credit Card Notes”) and a 1% share of the Company’s prospective monthly sales into the network marketing channel for a period of three years following the Company’s first sale into the network marketing channel (the “MLM Revenue Share”) (collectively, the “Credit Card Offering”).  Consideration for the Credit Card Notes issued on November 15, 2011comprised $82,500 in cash.  After deducting $4,125 of placement agent sales commissions (5% on third-party investors, 3% on Company-referred investors and 0% on investments by officers and directors of the Company) and expenses, net cash proceeds to the Company totaled $78,250.  In addition, the Company will be obligated to pay a deferred sales commission to the placement agent equal to 10% of the MLM Revenue Share paid to investors in the Credit Card Offering (with the deferred sales commission reduced to 6% for payments to Company-referred investors and 0% on payments to officers and directors), concurrently with the payment of the MLM Revenue Share.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2011, on October 17, 2011, the Company closed on the sale of $1,101,476 in Credit Card Notes pursuant to the Credit Card Offering (the “October Closing”).  Consideration for the October Closing comprised $920,000 in cash and the conversion of $181,476 in other obligations of the Company, including $61,476 of deferred compensation owed to executive officers of the Company.  After deducting commissions and expenses paid to the placement agent, net cash proceeds to the Company totaled $892,712.

The obligation of the Company to repay the Credit Card Notes (from the October Closing and the November Closing) is severally guaranteed by Jack J. Walker, the Company’s Chairman (up to $369,993), J. Michael Wolfe, the Company’s President and CEO (up to $147,997), and H. MacGregor Clarke, the Company’s Chief Financial Officer (up to $74,000) (collectively, the “Guaranty”).

The Credit Card Notes bear interest at 17% per annum and have a final maturity of October 1, 2012.  20% of the Company’s daily credit card receipts will be held in escrow with First Western Trust Bank under an Escrow and Account Control Agreement to fund bi-weekly payments of principal and interest to the investors in the Credit Card Offering.

As of November 18, 2011, the Company entered into agreements (the “Reinvestment Agreements”) with thirteen investors in the Credit Card Offering, representing approximately 80% of the total amount of Credit Card Notes issued pursuant to the Credit Card Offering.  Under the terms of the Reinvestment Agreements, the investors agreed to purchase additional Credit Card Notes at face value with the proceeds from payments made by the Company of principal and interest on the Credit Card Notes due on or about November 23, 2011, December 9, 2011, and December 23, 2011 (the “Reinvested Note Payments”), and authorized the Company to instruct First Western Trust Bank to pay the Reinvested Note Payments directly to the Company.  Since the amount of the Reinvested Note Payments is dependent upon future credit card receipts of the Company, it is not possible at this time to estimate with any certainty the aggregate amount of the Reinvested Note Payments.  The amount of the Guaranty will be increased by one-half of the principal amount of Credit Card Notes issued by the Company pursuant to the Reinvestment Agreements.

The Company intends to use the proceeds from the Credit Card Offering to invest in advertising and marketing programs to support its direct-to-consumer business, purchase inventory, provide other general working capital, and pay commissions and expenses related to the private offering  The issuance of the Credit Card Offering (including the terms and obligations of the Reinvestment Agreements) was conducted in reliance upon exemptions from registration requirements under the Securities Act of 1933 (the “Securities Act”), including, without limitation, those under Rule 506 of Regulation D (as promulgated under the Securities Act).  The Credit Card Offering was offered and sold only to investors who are, or the Company reasonably believed to be, “accredited investors,” as defined in Rule 501(a) of Regulation D under the Securities Act.  Because the Credit Card Offering has not been registered under the Securities Act, the securities sold in the Offering are “restricted securities” within the meaning of Rule 144 under the Securities Act, and investors will not be able to sell the securities in the United States absent an effective registration statement or an applicable exemption from registration.

Mr. Wolfe, (a greater than 10% beneficial owner in the Company’s common stock), Mr. Clarke (a greater than 10% beneficial owner), Michael S. Barish, a Director of the Company and a greater than 10% beneficial owner, and John Thompson, the Company’s Senior Vice President of Sales and Marketing, each entered into Reinvestment Agreements with the Company.  Marsha S. Walker, the spouse of Mr. Walker, also entered into a Reinvestment Agreement with the Company.  Mr. Walker is a greater than 10% beneficial owner.

Item 9.01  Exhibits

(d)	Exhibits
10.4           Form of Reinvestment Agreement

Portions of this report may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission, particularly in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

DATED: November 21, 2011	By:	/s/ H. MacGregor Clarke
H. MacGregor Clarke
Chief Financial Officer and Treasurer